Exhibit 99.1

CONTACT:	Rick Howe
Senior Director, Corporate Communications
858.207.5859
richard.howe@biomedrealty.com

BIOMED REALTY TRUST REPORTS THIRD QUARTER 2015 FINANCIAL RESULTS

Q3 Gross Leasing Volume of 1.3 Million SF Drives 734,000 SF of Positive Net Absorption during the Quarter

SAN DIEGO, Calif. – November 5, 2015 – BioMed Realty Trust, Inc. (NYSE: BMR), investing in the highest quality institutional real estate to meet growing demand across the life science industry, today reported funds from operations (FFO) and core FFO (CFFO) per diluted share of $0.44 for the third quarter ended September 30, 2015, driven by the company’s sustained strong leasing, development deliveries and investment acumen.

Third Quarter Highlights

During the third quarter, the company:

•

Generated total gross leasing in the quarter of approximately 1.3 million square feet, bringing total gross leasing year-to-date to approximately 3.4 million square feet. Gross leasing drove approximately 734,000 square feet of aggregate positive net absorption;

•

Continued delivery of properties in its well-leased development pipeline, including completion of the 510,400 square foot 100 College Street property in New Haven, Connecticut, and the 297,000 square foot laboratory and office building in the company’s Landmark at Eastview campus, both of which are fully leased; and

•

Completed the acquisition of the South Street Landing property in Providence, Rhode Island, a historical rehabilitation development project which is expected to comprise approximately 268,000 square feet and is 100% pre-leased to Brown University and the Rhode Island Board of Education.

Subsequent to the end of the third quarter, the company announced a definitive agreement with affiliates of Blackstone Real Estate Partners VIII, under which Blackstone has agreed to acquire all of the outstanding shares of common stock of the company for $23.75 per share, plus, if the transaction is consummated after January 1, 2016, a per diem amount of approximately $0.003 per share for each day from January 1, 2016 until (but not including) the closing date.

Third Quarter 2015 Portfolio Update

During the quarter ended September 30, 2015, the company executed 61 leasing transactions totaling approximately 1.3 million square feet of gross leasing, driving positive net absorption for the quarter of approximately 329,000 square feet within the operating portfolio and approximately 404,900 square feet within the development portfolio. As of September 30, 2015, the operating portfolio leased percentage based on square footage improved 240 basis points from the prior quarter, from 91.0% to 93.4%. At quarter end, the active new construction portfolio comprised eight projects totaling approximately 1.9 million square feet, which were collectively 71.6% pre-leased.

Third quarter leasing included:

•	45 new leases totaling more than 1.0 million square feet, highlighted by new or expanded tenant relationships with:

•	AbbVie for approximately 43,000 square feet at 200 Sidney Street in the Sidney Research Campus in Cambridge, Massachusetts;

•	Precision Toxicology for approximately 56,000 square feet at the newly renovated Sorrento Valley Boulevard property in San Diego, California;

•

Stanford Health Care for approximately 41,200 square feet at the Pacific Research Center in Newark, California, bringing the total leased percentage on the North campus to 94% and to 88% for the entire campus;

•	A large, multi-national biopharmaceutical company for an approximately 95,000 square foot build-to-suit lease transaction at Granta Park in Cambridge, United Kingdom; and

•	MacroGenics for approximately 122,600 square feet at the 9704 Medical Center Drive property in Rockville, Maryland;

•

16 renewals and extensions of existing tenant relationships totaling approximately 228,200 square feet, including an extension for an additional ten years through March 2028 of the Dana Farber Cancer Institute for its 50,700 square foot lease at the Center for Life Science | Boston.

During the third quarter, the company completed construction and delivered:

•

The approximately 510,400 square foot laboratory and office building at 100 College Street in New Haven, Connecticut, which is adjacent to the Yale School of Medicine and Yale-New Haven Hospital. The building is fully leased to Alexion Pharmaceuticals and Yale University; and

•

The 297,000 square foot laboratory and office building in the company’s Landmark at Eastview campus in Tarrytown, New York, which is fully leased to Regeneron Pharmaceuticals. The campus now comprises approximately 1,461,000 square feet, which was 100% leased at September 30, 2015.

Also during the third quarter, the company completed the acquisition of a historical rehabilitation development project in Providence, Rhode Island for an initial investment of approximately $21.4 million. The project is expected to comprise approximately 268,000 square feet and is 100% pre-leased to Brown University and the Rhode Island Board of Education for expected use as office space and a nursing school, in addition to 172 residential units primarily for use by Brown University graduate school students and a 750-space parking garage. The estimated total investment for the development, net of tax credit subsidies, is approximately $185 million.

In addition, the company acquired the property located at 21 Firstfield Road in Gaithersburg, Maryland for approximately $10.4 million, comprising approximately 52,800 square feet and 100% leased to Novavax through November 2026.

In the quarter, the company recorded a gain of approximately $2.0 million from the sale of its 65 West Watkins Mill Road property in Gaithersburg, Maryland for $7.9 million in gross proceeds. This gain did not impact FFO or CFFO for the quarter.

Subsequent to the end of the third quarter, the company signed new leases with:

•	Ignyta for ten years for approximately 95,100 square feet at Towne Centre Technology Park in San Diego, California, a property which the company acquired in May 2015; and

•	Natera for seven years for approximately 88,400 square feet at the company’s Industrial Road property on the San Francisco Peninsula in San Carlos, California.

Third Quarter 2015 Financial Results

Total revenues for the third quarter were approximately $174.3 million, compared to approximately $168.9 million for the same period in 2014. Rental revenues for the third quarter were approximately $123.3 million, compared to $122.8 million for the same period in 2014.

CFFO and FFO, calculated in accordance with standards established by NAREIT, for the third quarter were $0.44 per diluted share. This amount includes realized gains totaling $15.5 million, or $0.07 per diluted share, net of an allocation of income attributable to noncontrolling interests, primarily from the acquisition of a life science company in which the company held an equity investment. In addition, other revenues included approximately $3.1 million of lease termination income, or $0.01 per diluted share. CFFO and FFO for the same period in 2014 were $0.40 per diluted share.

Adjusted funds from operations (AFFO) was $0.32 per diluted share for the quarter, compared to $0.35 per diluted share for the same period in 2014. The company reported net income attributable to common stockholders for the quarter of approximately $28.2 million, or $0.14 per diluted share, compared to $16.0 million, or $0.08 per diluted share, for the same period in 2014.

Same property net operating income on a cash basis for the three months ended September 30, 2015 declined by 4.0% as compared to the same period a year ago, driven primarily by the impact of previously disclosed lease terminations.

FFO, CFFO and AFFO are supplemental non-GAAP financial measures used in the real estate industry to measure and compare the operating performance of real estate companies. A complete reconciliation containing adjustments from GAAP net income available to common stockholders to FFO, CFFO and AFFO and definitions of terms are included at the end of this release.

Financing Activity

During the third quarter, the company refinanced the loan secured by the 650 East Kendall Street property, which the company owns through its joint venture with Prudential Real Estate Investors. Under the terms of the new loan, the amount financed was increased to $160 million from approximately $139 million and the applicable credit spread over LIBOR was reduced from 205 basis points to 140 basis points over a new five-year term. The facility matures in August 2020, with two one-year extension options exercisable at the joint venture’s discretion.

Quarterly Distributions

On October 8, 2015, the company announced that it entered into a definitive merger agreement with affiliates of Blackstone Real Estate Partners VIII, under which Blackstone has agreed to acquire all outstanding shares of common stock of BioMed Realty for $23.75 per share. Completion of the transaction is currently expected to occur in the first quarter of 2016 and is contingent upon customary closing conditions, including the approval of the company’s stockholders, who will vote on the transaction at a special meeting on a date to be announced.

BioMed Realty’s board of directors previously declared a third quarter 2015 dividend of $0.26 per share of common stock, which is equivalent to an annualized dividend of $1.04 per common share. The third quarter dividend was paid on October 15, 2015 to stockholders of record at the close of business on September 30, 2015. Pursuant to the terms of the merger agreement with Blackstone, the company will not pay dividends on the common stock for any quarter thereafter, subject to certain exceptions. However, if the proposed merger transaction is completed after January 1, 2016, stockholders will receive a per diem amount of approximately $0.003 per share for each day from January 1, 2016 until, but not including, the closing date.

Supplemental Information

Supplemental operating and financial data are available in the Investor Relations section of the company’s website at www.biomedrealty.com.

Teleconference and Webcast

As a result of the announcement of the company’s proposed merger with Blackstone, BioMed Realty will not be conducting a conference call and webcast to discuss results for the quarter.

About BioMed Realty Trust

BioMed Realty, with its trusted expertise and valuable relationships, delivers optimal real estate solutions for biotechnology and pharmaceutical companies, scientific research institutions, government agencies and other entities involved in the life science industry. BioMed Realty owns or has interests in properties comprising approximately 18.9 million rentable square feet. Additional information is available at www.biomedrealty.com. Follow us on Twitter @biomedrealty.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially These forward-looking statements include, among other things, statements about the expected benefits of the proposed merger with affiliates of Blackstone Real Estate Partners VIII (“Blackstone”), the expected timing and completion of the proposed merger with affiliates of Blackstone and the future business, performance and opportunities of BioMed Realty. Forward-looking statements generally can be identified by the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “should,” “will,” or similar words intended to identify information that is not historical in nature. These risks and uncertainties include, without limitation: the ability of the company to obtain required stockholder or regulatory approvals required to consummate the proposed merger with affiliates of Blackstone; the satisfaction or waiver of other conditions to closing in the definitive agreement for the proposed merger with affiliates of Blackstone; unanticipated difficulties or expenditures relating to the proposed merger with affiliates of Blackstone; the response of business partners and competitors to the announcement of the proposed merger with affiliates of Blackstone; potential difficulties in employee retention as a result of the announcement and pendency of the proposed merger with affiliates of Blackstone; legal proceedings that have been, or may be, instituted against the company and others related to the proposed merger with affiliates of Blackstone; general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); adverse economic or real estate developments in the life science industry or the company’s target markets; risks associated with the availability and terms of financing, the use of debt to fund acquisitions, developments and other investments, and the ability to refinance indebtedness as it comes due; failure to maintain the company’s investment grade credit ratings with the ratings agencies; failure to manage effectively the company’s growth and expansion into new markets, or to complete or integrate acquisitions and developments successfully; reductions in asset valuations and related impairment charges; risks and uncertainties affecting property development and construction; risks associated with tax credits, grants and other subsidies to fund development activities; risks associated with downturns in foreign, domestic and local economies, changes in interest rates and foreign currency exchange rates, and volatility in the securities markets; ownership of properties outside of the United States that subject the company to different and potentially greater risks than those associated with the company’s domestic operations; risks associated with the company’s investments in loans, including borrower defaults and potential principal losses; potential liability for uninsured losses and environmental contamination; risks associated with security breaches and other disruptions to the company’s information technology networks and related systems; risks associated with the company’s potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws; and risks associated with the company’s dependence on key personnel whose continued service is not guaranteed. For a further list and description of such risks and uncertainties, see the reports filed by the company with the Securities and Exchange Commission (the “SEC”), including BioMed Realty’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q. Any forward-looking statement speaks only as of the date of this communication. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information or developments, future events or otherwise.

Additional Information and Where to Find It

In connection with the proposed merger transaction involving BioMed Realty and affiliates of Blackstone, BioMed Realty will file a proxy statement and other relevant materials with the SEC. This communication does not constitute a solicitation of any vote or proxy from any stockholder of BioMed Realty. INVESTORS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY AND IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS OR MATERIALS FILED OR TO BE FILED WITH THE SEC OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The final proxy statement will be mailed to BioMed Realty stockholders. In addition, the proxy statement and other documents will be available free of charge at the SEC’s internet website, www.sec.gov. When available, the proxy statement and other pertinent documents also may be obtained free of charge at BioMed Realty’s website, www.biomedrealty.com, or by directing a written request to BioMed Realty at 17190 Bernardo Center Drive, San Diego, California 92128, Attention: Secretary.

Participants in the Solicitation

BioMed Realty and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect to the proposed merger with affiliates of Blackstone. Information regarding BioMed Realty’s directors and executive officers is detailed in its proxy statements and annual reports on Form 10-K and quarterly reports on Form 10-Q previously filed with the SEC, each of which can be obtained free of charge from the sources indicated above. Additional information regarding the direct and indirect interests of BioMed Realty’s directors and executive officers in the proposed transaction may be obtained by reading the proxy statement relating to the proposed transaction and other relevant materials when they become available.

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(Financial Tables Follow)

BIOMED REALTY TRUST, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	September 30, 2015	December 31, 2014
	(Unaudited)
ASSETS
Land	$667,391	$704,958
Building and improvements	5,252,993	4,877,135
Building and improvements	243,623	151,242
Construction in progress	638,078	629,679

Investments in real estate, gross	6,802,085	6,363,014
Accumulated depreciation	(1,080,838)	(946,439)

Investments in real estate, net	5,721,247	5,416,575
Investments in unconsolidated partnerships	29,367	35,291
Cash and cash equivalents	48,675	46,659
Accounts receivable, net	19,139	14,631
Accrued straight-line rents, net	177,423	163,716
Deferred leasing costs, net	226,956	219,713
Other assets	237,889	274,301

Total assets	$6,460,696	$6,170,886

LIABILITIES AND EQUITY
Mortgage notes payable, net	$492,065	$496,757
Exchangeable senior notes	—	95,678
Unsecured senior notes, net	1,294,978	1,293,903
Unsecured senior term loans	745,126	749,326
Unsecured line of credit	463,000	84,000
Accounts payable, accrued expenses and other liabilities	419,418	381,280

Total liabilities	3,414,587	3,100,944
Equity:
Stockholders’ equity:
Common stock, $.01 par value, 300,000,000 shares and 250,000,000 shares authorized, and 203,527,787 shares and 197,442,432 shares issued and outstanding at September 30, 2015 and December 31, 2014, respectively	2,036	1,975
Additional paid-in capital	3,754,137	3,649,235
Accumulated other comprehensive loss, net	(39,725)	(2,214)
Dividends in excess of earnings	(735,627)	(645,983)

Total stockholders’ equity	2,980,821	3,003,013
Noncontrolling interests	65,288	66,929

Total equity	3,046,109	3,069,942

Total liabilities and equity	$6,460,696	$6,170,886

BIOMED REALTY TRUST, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share data)

(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Revenues:
Rental	$123,332	$122,838	$357,112	$363,788
Tenant recoveries	47,539	42,626	133,068	121,641
Other revenue	3,477	3,452	20,152	23,524

Total revenues	174,348	168,916	510,332	508,953

Expenses:
Rental operations	62,069	54,899	175,986	161,058
Depreciation and amortization	64,953	64,452	193,305	189,597
General and administrative	13,166	12,768	38,486	37,153
Executive severance	—	—	9,891	—
Acquisition-related expenses	720	487	2,284	2,871

Total expenses	140,908	132,606	419,952	390,679

Income from operations	33,440	36,310	90,380	118,274
Equity in net income of unconsolidated partnerships	242	733	534	585
Interest expense, net	(21,228)	(22,215)	(61,938)	(73,356)
Gain on sale of real estate	1,869	—	1,869	—
Impairment of real estate	—	—	(35,071)	—
Other income, net	18,770	2,148	95,675	11,338

Net income	33,093	16,976	91,449	56,841
Net income attributable to noncontrolling interests	(4,890)	(1,016)	(22,323)	(3,412)

Net income attributable to the Company	28,203	15,960	69,126	53,429
Net income per share attributable to common stockholders:
Basic and diluted earnings per share	$0.14	$0.08	$0.34	$0.27

Weighted-average common shares outstanding:
Basic	202,210,976	194,022,619	201,746,167	191,988,661

Diluted	207,801,584	199,574,893	207,325,554	197,651,357

BIOMED REALTY TRUST, INC.

CONSOLIDATED FUNDS FROM OPERATIONS

(In thousands, except share data)

(Unaudited)

Our FFO and CFFO attributable to common shares and OP units and a reconciliation to net income for the three and nine months ended September 30, 2015 and 2014 (in thousands, except per share and share data) were as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Net income attributable to the Company	$28,203	$15,960	$69,126	$53,429
Adjustments:
Gain on sale of real estate	(1,869)	—	(1,869)	—
Impairment of real estate	—	—	35,071	—
Noncontrolling interests in operating partnership	734	429	1,804	1,464
Depreciation and amortization – unconsolidated partnerships	471	2,312	2,527	3,088
Depreciation and amortization – consolidated entities	64,953	64,452	193,305	189,597
Depreciation and amortization – allocable to noncontrolling interest of consolidated joint ventures	(593)	(699)	(2,178)	(1,739)

FFO attributable to common shares and units – basic	91,899	82,454	297,786	245,839
Interest expense on Exchangeable Senior Notes	—	1,241	183	4,616

FFO attributable to common shares and units – diluted	91,899	83,695	297,969	250,455
Acquisition-related expenses	720	487	2,284	2,871

CFFO attributable to common shares and units – diluted	$92,619	$84,182	$300,253	$253,326

FFO per share – diluted	$0.44	$0.40	$1.42	$1.20

CFFO per share – diluted	$0.44	$0.40	$1.44	$1.21

Weighted-average common shares and units outstanding – diluted (1)	209,144,827	208,649,141	209,115,535	208,723,924

Our AFFO available to common shares and partnership and LTIP units and a reconciliation of CFFO to AFFO for the three and nine months ended September 30, 2015 and 2014 was as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
CFFO – diluted	$92,619	$84,182	$300,253	$253,326
Adjustments:
Recurring capital expenditures and second generation tenant improvements	(22,996)	(17,007)	(60,378)	(46,291)
Leasing commissions	(2,693)	(1,741)	(8,454)	(5,580)
Non-cash revenue adjustments	(7,727)	(702)	(16,368)	(5,452)
Deferred revenue	1,066	379	1,929	969
Non-cash debt adjustments	2,755	3,040	8,196	9,737
Non-cash equity compensation	3,442	3,658	14,796	11,137
Depreciation included in general and administrative expenses	879	848	2,561	2,346
Share of non-cash unconsolidated partnership adjustments	(96)	218	(140)	254
Adjustments for noncontrolling interests	286	246	1,061	367

AFFO available to common shares and units	$67,535	$73,121	$243,456	$220,813

AFFO per share – diluted	$0.32	$0.35	$1.16	$1.06

Weighted-average common shares and units outstanding – diluted (1)	209,144,827	208,649,141	209,115,535	208,723,924

(1)	The nine months ended September 30, 2015 and the three and nine months ended September 30, 2014 include 393,631, 7,589,600 and 9,571,008 shares of common stock, respectively, potentially issuable pursuant to the exchange feature of the Exchangeable Senior Notes based on the “if converted” method. The three months ended September 30, 2015 and 2014 include 1,343,243 and 1,484,648 shares of unvested restricted stock, respectively, which are considered anti-dilutive for purposes of calculating diluted earnings per share. The nine months ended September 30, 2015 and 2014 include 1,396,350 and 1,501,559 shares of unvested restricted stock, respectively, which are considered anti-dilutive for purposes of calculating diluted earnings per share.